UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Soliciting Material under §240.14a-12

TESSCO Technologies Incorporated

(Name of Registrant as Specified In Its Charter)
Robert B. Barnhill, Jr.
UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust
RBB-TRB LLC
RBB-CRB LLC
Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust
Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust
Winston Foundation, Incorporated
Emily Kellum (Kelly) Boss
J. Timothy Bryan
John W. Diercksen
Kathleen McLean
Donald Manley

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October 14, 2020
To My Fellow Shareholders of TESSCO Technologies Incorporated:
This Consent Solicitation Statement (the “Consent Statement”) is first being sent to shareholders, along with the enclosed WHITE consent card, on or about October 14, 2020. This Consent Statement is also available on the Internet at www.SaveTESSCO.com.
This Consent Statement and the enclosed WHITE consent card are being furnished to you by Robert B. Barnhill, Jr., founder, former Chairman and current member of the Board of Directors (the “Board”) of TESSCO Technologies Incorporated (the “Company” or “TESSCO”) and the largest shareholder of the Company (“Mr. Barnhill”), the other Barnhill Participants (as defined herein) and the nominees listed below. Mr. Barnhill beneficially owns approximately 18.6% of the outstanding shares of common stock, par value $0.01 per share, of the Company. This solicitation of consents is not being made by the Company or the Board.
We are soliciting your consent to (i) remove five of the eight members of the Board currently in office (and any person who may be appointed by the incumbent directors to fill any vacancy or newly created directorship prior to the effectiveness of these proposals), (ii) elect the four professionals, each of whom is independent of Mr. Barnhill (as well as independent of the Company under the NASDAQ Listing Rules), to fill any vacancies on the Board, (iii) repeal any provision of the Sixth Amended and Restated By-Laws of the Company, as amended (the “Bylaws”), that was adopted after August 7, 2020 without the approval of shareholders and (iv) repeal the Third Amendment to the Bylaws by amending Section 1.2 of the Bylaws to reduce the percentage of shareholders that may cause the Company to call a special meeting of shareholders to holders of 25% of the votes outstanding and entitled to vote at a special meeting (which was the standard prior to the Board recently amending the Bylaws without shareholder approval to increase the threshold to 50%). By providing your consent, you will help enable shareholders to reconstitute the Board and begin the process of returning TESSCO to a profitable enterprise capable of delivering meaningful value to its shareholders.
We urge you to carefully consider this Consent Statement, execute and return the WHITE consent card and not to sign any revocation of consent card sent by the Company.
If you have any questions or require more assistance executing the WHITE consent card, please contact:
Harkins Kovler, LLC
3 Columbus Circle, 15th Floor
New York, NY 10019
Telephone: +1 (212) 468-5380
Toll-Free: +1 (800) 257-3995
Email: SaveTESSCO@harkinskovler.com
FAX: +1 (212) 468-5381
Thank you for your consideration,
/s/ Robert B. Barnhill, Jr.
Robert B. Barnhill, Jr.

SOLICITATION OF WRITTEN CONSENTS TO
REMOVE AND REPLACE FIVE DIRECTORS
OF TESSCO TECHNOLOGIES INCORPORATED

CONSENT SOLICITATION STATEMENT
OF
BARNHILL PARTICIPANTS

PLEASE SIGN, DATE AND MAIL THE ENCLOSED WHITE CONSENT CARD TODAY
This Consent Solicitation Statement (the “Consent Statement”) is first being sent to shareholders, along with the enclosed WHITE consent card, on or about October 14, 2020. This Consent Statement is also available on the Internet at www.SaveTESSCO.com.
This Consent Statement and the enclosed WHITE consent card are being furnished to you by Robert B. Barnhill, Jr., founder, former Chairman and current member of the Board of Directors (the “Board”) of TESSCO Technologies Incorporated, a Delaware corporation (the “Company” or “TESSCO”), and the largest shareholder of the Company (“Mr. Barnhill”), the other Barnhill Participants (as hereinafter defined) and the Nominees (as hereinafter defined) (collectively, the “Participants” or “we”) in connection with our solicitation of written consents (the “Consent Solicitation”) from the holders of shares of common stock, par value $0.01 per share (the “Shares” or the “Common Stock”), of the Company. See the section titled “Certain Information Regarding the Participants” for more information regarding the Participants. This Consent Solicitation is not being made by the Company or the Board.
We are soliciting written consents from the holders of Common Stock to take the following actions (each, a “Proposal” and together, the “Proposals”) in lieu of a special meeting of shareholders, as authorized by the General Corporation Law of the State of Delaware (the “DGCL”) and the Certificate of Incorporation and Bylaws of the Company:
Proposal 1.
Remove the following five members of the Board (and any other person or persons, other than those elected by this Consent Solicitation, elected, appointed or designated by the Board (or any committee thereof) to fill any vacancy or newly created directorship on or after September 25, 2020 and prior to the time that any of the actions proposed to be taken by this Consent Solicitation become effective): John D. Beletic, Jay G. Baitler, Paul J. Gaffney, Dennis J. Shaughnessy and Morton F. Zifferer (each, a “Subject Director” and collectively, the “Subject Directors”).

Proposal 2.
Elect Emily Kellum (Kelly) Boss, J. Timothy Bryan, John W. Diercksen and Kathleen McLean (each, a “Nominee” and collectively, the “Nominees”) to fill any vacancies on the Board (including any vacancy resulting from Proposal 1 and any vacancy created by the resignation of a Subject Director) and serve as directors of the Company until the next annual meeting of shareholders and until their successors are duly elected and qualify.

Proposal 3.
Repeal any provision of the Sixth Amended and Restated By-Laws of the Company, as amended by the First Amendment dated July 21, 2011, the Second Amendment dated March 29, 2016 and the Third Amendment dated August 7, 2020 (the “Bylaws”), in effect immediately prior to the time this proposal becomes effective that was adopted after August 7, 2020 without the approval of shareholders.

Proposal 4.
Repeal the Third Amendment to the Bylaws by amending Section 1.2 of the Bylaws to reduce the percentage of shareholders that may cause the Company to call a special meeting of shareholders to holders of 25% of the votes outstanding and entitled to vote at a special meeting (which was the standard prior to the Board recently amending the Bylaws without shareholder approval to increase the threshold to 50%).

If successful, the Board will be composed of the four Nominees and incumbent directors Robert B. Barnhill, Jr., Stephanie Dismore and Sandip Mukerjee (each a “Remaining Director” and together, the “Remaining Directors”), and we intend to request that the Board temporarily reduce the Board size to seven members. If successful, we intend to request that the Board, as soon as practicable, consider the addition of up to two new Board members that are proposed by any unaffiliated shareholders of TESSCO owning more than 5% of the outstanding shares of Common Stock (excluding Mr. Barnhill) and increasing the size of the Board in connection therewith. There is no assurance that any of the Remaining Directors (other than Mr. Barnhill) will continue to serve as a director if any of our Nominees are elected to the Board or that the Board will temporarily reduce the Board size to seven members or eventually increase the Board size by electing individuals proposed by unaffiliated shareholders.
A solicitation of written consents is a process that allows the Company’s shareholders to act by submitting written consents to any proposed shareholder actions in lieu of voting in person or by proxy at an annual or special meeting of shareholders. Although, at a special or annual meeting of shareholders at which a quorum is present, the election of directors is determined by a plurality of votes cast, action by written consent to remove each director as detailed in Proposal 1 and to elect each Nominee to fill any vacancies, as detailed in Proposal 2, requires the affirmative consent of holders of a majority of all outstanding shares of the Company entitled to vote on the election of directors for each Proposal. If none of the Subject Directors are removed pursuant to Proposal 1 (or resign prior to our delivery of written consents), there will be no vacancies to fill, and none of the Nominees can be elected in Proposal 2. Accordingly, we will not seek to elect the Nominees under Proposal 2 unless the holders of a majority of all outstanding shares of the Company entitled to vote on the election of directors approve the removal of one or more of the Subject Directors under Proposal 1 or if one or more Subject Directors resign. If fewer than four Subject Directors are removed or resign, the Nominees who are proposed to be elected to fill the vacancies resulting from the removal of the Subject Directors will be elected in order of the number of consents received by the Nominees, with the Nominee receiving the highest number of consents filling the first available vacancy and then each next successive vacancy filed by the next Nominee with the highest number of consents. In such case, if two or more Nominees receive the same number of consents, such vacancy shall be filled with the first such Nominee in alphabetical order of their last name.
The alteration, amendment or repeal of any provision of the Bylaws by shareholders requires the approval of holders of not less than a majority of the aggregate number of the votes entitled to be cast thereon, except that the affirmative vote of not less than seventy-five percent (75%) of the aggregate number of the votes entitled to be cast thereon by the shareholders is required to amend Sections 2.3 (Number and Term of Office of Directors), 2.4 (Election of Directors), 2.11 (Removal of Directors) and ARTICLE VIII (Amendments) of the Bylaws. Therefore, the adoption of Proposal 3 generally requires the affirmative consent of holders of a majority of all outstanding shares of the Company entitled to vote thereon, except that any amendment to any section of the Bylaws set forth above that requires a higher vote will require the affirmative consent of holders of seventy-five percent (75%) of all outstanding shares of the Company entitled to vote thereon. The adoption of Proposal 4 requires the affirmative consent of holders of a majority of all outstanding shares of the Company entitled to vote thereon.
Except as noted in the preceding paragraph, in order for the Proposals to be adopted, unrevoked written consents, properly signed and dated by the holders of a majority of the outstanding shares of Common Stock as of the Record Date (as defined below), must be delivered to the Company within 60 calendar days of the Record Date, because, as noted below and pursuant to Section 213 of the DGCL, the first consent will be delivered on such date. Each share of Common Stock outstanding on the Record Date entitles the holder to one vote per share. Generally, each Proposal will be effective without further action when we deliver to the Company consents from the holders of at least a majority of the shares of Common Stock outstanding as of the Record Date except that consents of the holders of at least 75% of the shares of Common Stock outstanding as of the Record Date will be necessary to approve any Bylaw amendment pursuant to Proposal 3 that requires the affirmative consent of holders of at least 75% of the outstanding shares of Common Stock. None of the Proposals will be effective unless the delivery of the written consents complies with Section 228 of the DGCL. For purposes of this Consent Solicitation, pursuant to Section 213 of the DGCL, the “Record Date” shall be deemed to be the close of business on October 13, 2020 as a result of Mr. Barnhill’s delivery of his signed and dated consent to the Company on that date. We reserve the right to submit to the Company consents at any time following the earliest dated written consent delivered to the Company.
WE URGE YOU TO ACT TODAY TO ENSURE THAT YOUR CONSENT WILL COUNT.
We recommend that you consent to the Proposals by following the below procedures. If you take no action by December 11, 2020, you will be rejecting the Proposals. Abstentions will have the same legal effect as withholding consent. The failure to execute and return a consent, “abstentions” and “withhold consent” will have the same effect as rejecting the actions proposed. Please note that in addition to signing the enclosed WHITE consent card, you must also date it to ensure its validity.
1.
If you hold your Shares in your own name, PLEASE SIGN, DATE AND RETURN the enclosed WHITE consent card in the postage-paid envelope provided.

2.
If you hold your Shares in “street” name with a brokerage firm, bank, dealer, trust company or other nominee, only that nominee can exercise the right to consent with respect to the shares of Common Stock that you beneficially own through such nominee and only upon receipt of your specific instructions. Your brokerage firm, bank, dealer, trust company or other nominee may provide your instructions to be submitted by Internet or telephone. Please follow the instructions to consent provided by your brokerage firm, bank, dealer, trust company or other nominee. If you have not received instructions on how to consent, you should contact your brokerage firm, bank, dealer, trust company or other nominee to provide your instructions at your earliest convenience.

WE RECOMMEND THAT YOU NOT RETURN ANY REVOCATION OF CONSENT CARD SENT TO YOU BY THE COMPANY.
If you have any questions or require any assistance in executing your WHITE consent card or submitting your consent via the Internet or by telephone, please contact:
Harkins Kovler, LLC
3 Columbus Circle, 15th Floor
New York, NY 10019
Telephone: +1 (212) 468-5380
Toll-Free: +1 (800) 257-3995
Email: SaveTESSCO@harkinskovler.com
FAX: +1 (212) 468-5381
IMPORTANT NOTICE REGARDING THE AVAILABILITY
OF CONSENT SOLICITATION MATERIALS
TO TAKE ACTION WITHOUT A MEETING
In addition to delivering printed versions of this Consent Statement, the Consent Statement is also available on the Internet. You have the ability to access and print this Consent Statement at www.SaveTESSCO.com.

REASONS FOR OUR SOLICITATION
Mr. Robert “Barney” Barnhill, Jr. started TESSCO in 1975 and he held the role of CEO and Chairman of the Board until September 2016. Mr. Barnhill has made the success of TESSCO his life’s work and he is deeply troubled by the significant loss of value that shareholders have experienced in recent years. Mr. Barnhill is committed to doing everything in his power to ensure that TESSCO rebounds from its current state, defined by poor results, unacceptable performance, and a lack of proper Board oversight and accountability. In 2016, Mr. Barnhill retired as CEO and remained Chairman of the Board until August of this year when without notice Mr. Barnhill was removed as Chairman and replaced by John D. Beletic. In addition, in April of this year, the Board instituted a mandatory retirement age, effectively making Mr. Barnhill unable to stand for election to the Board in 2021. During Mr. Barnhill’s time as Chairman, Mr. Barnhill believes that Mr. Beletic has worked to neutralize Mr. Barnhill’s advice and suggestions, to the detriment of TESSCO and its shareholders.
Since Mr. Barnhill retired as CEO, TESSCO has experienced significant financial challenges. Mr. Barnhill believes this is a result of poor strategic vision and business execution. This includes, without limitation:
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Revenue growth without commensurate margin growth;

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Significant software investments that yielded little-to-no benefit;

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Poor inventory management;

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Significant increases in the company’s borrowing against its line of credit; and

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Poor executive compensation practices.

Mr. Barnhill has made countless efforts to improve TESSCO’s direction by continuously sharing his concerns and insights with the Company’s leadership and the Board. Despite these efforts, the Subject Directors have remained passive and refused to make the types of changes needed to return the Company to profitability. As a result, TESSCO’s shares have shed approximately 70% of their value over the past five years.
The level of shareholder dissatisfaction with the Subject Directors’ performance was made evident at TESSCO’s 2020 annual meeting of shareholders (the “2020 Annual Meeting”). At that meeting, four of the Subject Directors barely avoided triggering the Board’s resignation policy described below with none receiving more than 51.6% of the votes cast. Mr. Beletic received only 50.06% of the votes cast. Rather than responding to this significant opposition expressed by shareholders, the Subject Directors have instead continued to take actions to entrench their positions.
The Company’s Corporate Governance Guidelines provide that: an incumbent director who does not receive an affirmative vote of a majority of the votes cast in his or her re-election in an uncontested election must offer to tender his or her resignation; the Nominating and Governance Committee will then assess the appropriateness of the continued service of the director and recommend to the Board the action to be taken on such tendered resignation, which may be to accept the resignation, to delay acceptance until a suitable candidate to replace the director is recruited and elected, or to reject the resignation and address the underlying reason for the director’s failure to receive an affirmative vote; and the Board then must act on the Nominating and Governance Committee’s recommendation within 90 days after certification of the election results.
After the 2020 Annual Meeting, the Board did not engage in any constructive discussion with Mr. Barnhill regarding the poor performance of the Company or the significant shareholder opposition to the Subject Directors. Rather, the Board, led by Mr. Beletic, took actions to entrench the Subject Directors and to further reduce the input of Mr. Barnhill (the director who received the second highest number of votes at the 2020 Annual Meeting). In addition to removing Mr. Barnhill as Chairman, the Board doubled the threshold to call a special meeting of shareholders from 25% to 50% of outstanding shares, further insulating the Subject Directors from the shareholders.
Mr. Barnhill’s financial interests as the largest shareholder of TESSCO (owning approximately 18.6% of the outstanding shares) are directly aligned with the financial interests of his fellow TESSCO shareholders. The Subject Directors collectively only own approximately 3% of the Company’s outstanding shares.

We believe that replacing the Subject Directors with the Nominees will break the Board dynamic that has resulted in significant losses for shareholders and refocus the TESSCO leadership team on turning the Company around.
Step 1: Reconstituting the Board of Directors
Mr. Barnhill is asking his fellow shareholders to remove the five Subject Directors and replace them with four nominees that will ensure the Company is led by a reconstituted Board with improved relevant industry expertise, increased diversity, and greater shareholder representation. Mr. Barnhill is pleased that he was able to secure the commitment of four best-in-class independent directors as follows:
John W. Diercksen, MBA
Mr. Diercksen serves as a Senior Advisor at LionTree Investment Advisors. Previously, Mr. Diercksen served as the CEO of Beachfront Wireless and held several senior financial and leadership positions at Verizon and its predecessor companies, including Executive Vice President of Strategy, Development and Planning. Mr. Diercksen serves on the boards of Cyxtera Technologies, Inc., Intelsat and Popular, Inc. and previously served on the board of Harman International Industries.
TESSCO Value Add:   We believe Mr. Diercksen will bring a wealth of experience in telecommunications and strategy to the Board.
Emily Kellum (Kelly) Boss, JD
Ms. Boss is an attorney with extensive corporate legal experience, having recently retired from her role as Vice President, General Counsel for Energizer Holdings, a global consumer products company that manufactures, distributes and markets its products in over 140 markets worldwide. Prior to her role at Energizer, Ms. Boss provided legal guidance to companies including Diageo, PLC and Georgia-Pacific, LLC.
TESSCO Value Add:   We believe Ms. Boss will provide the Board with extensive senior level in-house legal guidance and insight.
J. Timothy Bryan
Mr. Bryan serves as the CEO of NRTC a cooperative serving more than 1,500 rural utilities and affiliates in 48 states. Prior to NRTC, Mr. Bryan was CEO of ICO Global a next generation satellite and terrestrial wireless company. Additionally, Mr. Bryan has served on the boards of Nextel Communications, Clearwire Communications, FirstNet, and the Arris Group, and has over 30 years of experience in the telecommunications industry
TESSCO Value Add:   We believe Mr. Bryan’s extensive executive experience in key markets served by TESSCO will be a valuable addition to the Board.
Kathleen McLean
Ms. McLean is a senior executive with extensive experience and has served as the Chief Information Officer and Chief Customer Officer for ADT Inc.; Chief Revenue Officer and Chief Information Officer at FairPoint Communications, Inc.; and in senior leadership positions at Verizon Communications, Inc. Presently, Ms. McLean consults for global corporations, where she provides guidance on technology and operational strategy, organizational design, digital transformation, technology investments, and mergers and acquisitions due diligence. Ms. McLean is also a Governance Fellow of the National Association of Corporate Directors.
TESSCO Value Add:   We believe Ms. McLean’s addition to the Board will bring extensive expertise in disciplines that are key to TESSCO’s future success.

Step 2: Increasing Shareholder Representation
Provided that all five Subject Directors are removed and replaced by the four Nominees, the reconstituted Board will then consider the addition of two additional directors. These directors will be proposed by shareholders owning 5% or more of the shares outstanding (excluding Mr. Barnhill). Mr. Barnhill believes that this move will greatly enhance shareholder representation and transparency, further aligning the Company’s interests with those of its shareholders, with the ultimate goal of increasing shareholder value.
Step 3: Restoring TESSCO’s Strategic Direction and Focusing on Execution Excellence
Mr. Barnhill believes that for it to be successful again, TESSCO needs to return to its roots, providing end-to-end wireless solutions to build, maintain and use networks and connectivity systems. He has long advocated leveraging TESSCO’s unique resources as an important differentiator by helping customers navigate their business challenges and reducing their costs. TESSCO’s history and relationships in the telecommunication sector, coupled with the emergence of 5G technology, positions the Company to benefit greatly.
Mr. Barnhill has identified specific steps that he believes will put TESSCO back on the path to success. A significant element of this plan is to leverage the industry expertise and talents represented by the reconstituted Board to implement these important steps quickly. In addition, Mr. Barnhill proposes the following four areas of focus:
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Business Development and Sales Strategy

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Review of existing sales to ensure that sales resources are pursuing the appropriate opportunities and are effective and efficient.

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Comprehensive analysis of the options for the future of the retail market must be developed, evaluated and executed.

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Realignment of sales compensation plans to reflect business imperatives for improved margins.

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Confirmation that all sales opportunities are effectively resourced and properly constructed to increase the Company’s market share.

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Increased emphasis on providing comprehensive value-added solutions with refined industry-specific attention on the “self-maintained” customer.

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Expense Improvement / Discipline

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All cost drivers must be identified, prioritized and rationalized to ensure that they are optimized.

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Contract and lease terms and conditions must be closely scrutinized and restructured as necessary.

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Salaries, benefits, compensation plans and other employee expenses will be reviewed to make certain they are market competitive and highly correlated to corporate goals.

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Marketing and Inventory Management

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TESSCO’s brand image will be restored by effectively communicating and demonstrating its ability to address customers’ business needs.

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Ventev Innovations will be positioned as a best-in-class developer and manufacturer of high-quality accessories and network equipment.

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Product life cycle management processes for Ventev products will be evaluated to ensure that this important potential source of incremental margin is maximized.

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Pricing and terms of sale will be rigorously examined and then followed.

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A root cause analysis will be undertaken and changes will be made to avoid future excess and obsolete inventory write downs.

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Technology

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TESSCO’s technology and software expenditures will be refocused to ensure they yield needed digital transformation.

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TESSCO.com will be reimagined as a viable sales channel capable of making substantive contributions to revenue and margin, particularly during the era of COVID-19.

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TESSCSO’s investment in SAP-HANA must be halted until a clear plan is articulated for the expected impact of the improvements and return on investment.

Mr. Barnhill has a track record of significant value creation at TESSCO. His experiences have convinced him that the implementation of this plan and the election of the Nominees is the only way to save TESSCO and provide a foundation to build value for all shareholders in the future.

BACKGROUND OF THE CONSENT SOLICITATION
Mr. Barnhill started TESSCO in 1975 and held the role of Chief Executive Officer and Chairman of the Board until September 2016. Mr. Barnhill has made the success of TESSCO his life’s work and he is deeply troubled by the significant loss of value that shareholders have experienced in recent years. Mr. Barnhill is committed to doing everything in his power to ensure that TESSCO rebounds from its current state, defined by poor results, unacceptable performance and a lack of proper Board oversight and accountability.
On September 20, 2016, Mr. Barnhill retired as CEO of the Company and Murray Wright was hired as Mr. Barnhill’s successor. Pursuant to Mr. Barnhill’s employment agreement with the Company, Mr. Barnhill began a two-year “Transition Period” upon the hiring of Mr. Wright, during which Mr. Barnhill served as Executive Chairman of the Company and as senior advisor to Mr. Wright and the Board.
On July 12, 2018, Mr. Barnhill sent a letter to the Board expressing his concerns with Mr. Wright’s performance as CEO and the future trajectory of the Company. The Board did not take any action to satisfactorily respond to the concerns reflected in Mr. Barnhill’s letter that he later voiced in the boardroom and his multiple follow up e-mails.
On September 18, 2018, as contemplated by his employment agreement, Mr. Barnhill ceased serving as Executive Chairman of the Board and began serving as the non-Executive Chairman of the Board.
On June 25, 2019, Mr. Barnhill sent an e-mail to John Beletic, Lead Director on the Board, stating that Mr. Barnhill believes “TESSCO’s current leadership and strategy has failed to produce results for the benefit of our shareholders in the exploding telecom industry” and that Mr. Barnhill is “profoundly concerned that TESSCO’s overall deterioration will continue without immediate action.”
On August 20, 2019, the Company announced that Sandip Mukerjee was replacing Mr. Wright as CEO of the Company.
On March 12, 2020, Mr. Barnhill sent a letter to the Board, detailing continued issues responsible for the Company’s poor performance. The letter noted the potential of a going-private transaction if the issues are not addressed.
On March 20, 2020, Mr. Barnhill filed an amendment to his Schedule 13D with the Securities and Exchange Commission (the ‘‘SEC’’), disclosing that he intended to engage in discussions with members of the Board, the Company’s management, the Company’s other shareholders, potential investors in the Company and/or other parties, regarding, or take actions concerning, the Company’s business, operations, governance, management, strategy and/or capitalization. The amendment to Schedule 13D further indicated that these discussions and/or actions may result in potentially pursuing an acquisition of all of the shares of the Company that Mr. Barnhill did not then own.
On April 4, 2020 a special committee of the Board sent a letter to Mr. Barnhill responding to Mr. Barnhill’s March 12th letter, noting that the Board did not agree with much of the March 12th letter. The letter asked that all future communications be directed to Mr. Mukerjee, the Company’s CEO.
On April 5, 2020, the Board adopted a corporate governance guideline stating that a director not be re-nominated by the Board to serve as a director beyond the end of an elected term during which the director achieves his or her 76th birthday, provided that the Board may re-nominate a director to serve for one additional term. This guideline would have the effect of not allowing Mr. Barnhill to seek re-election as a member of the Board in 2021, but will not have any effect on the ability of any other incumbent Board member to seek re-election in 2021.
Between April 23, 2020 and June 9, 2020, Mr. Barnhill attempted to negotiate a non-disclosure agreement with the Company; however, Mr. Barnhill terminated negotiations after expressing frustration to Ballard Spahr, LLP, the Company’s outside legal counsel (“Ballard Spahr”), with the months-long process of merely establishing a non-disclosure agreement. Thereafter, Mr. Barnhill has not further pursued a going-private transaction involving the Company.
On July 22, 2020, Mr. Barnhill filed an amendment to his Schedule 13D with the SEC, disclosing that he planned to withhold his vote from Jay Baitler, John Beletic, Paul Gaffney and Dennis Shaughnessy at the

Company’s 2020 Annual Meeting. Mr. Barnhill stated in the amendment that a reconstituted Board is necessary in light of the Company’s poor performance since his retirement as CEO and the lack of responsiveness by the Board to his concerns. Mr. Barnhill noted in the amendment that over the past five years, the Company’s stock price has decreased by 79%, revenue has decreased, and liabilities and debt have increased significantly. Mr. Barnhill also noted in the amendment that he intended to engage in discussions with the Board, management and shareholders concerning the composition of the Board.
On July 23, 2020, Mr. Barnhill received an e-mail from Mr. Mukerjee in response to Mr. Barnhill’s amendment to his Schedule 13D filed the previous day. Mr. Mukerjee’s e-mail included a request that Mr. Barnhill not vote all of his shares against the four directors referenced in the Schedule 13D amendment. The e-mail stated that regardless of Mr. Barnhill’s vote, a failure to receive a majority vote will not stop those directors from being elected. While the e-mail indicates the request was intended to avoid Company instability and negative impressions, it seems clear that the real intention was to avoid the four named directors from receiving a greater than 50% withhold vote, triggering the director resignation policy and further highlighting shareholder dissatisfaction with their performance.
On July 24, 2020, the Company held the 2020 Annual Meeting. Mr. Barnhill withheld his votes from Jay Baitler, John Beletic, Paul Gaffney and Dennis Shaughnessy.
On July 25, 2020, Mr. Barnhill had a call with Mr. Mukerjee to discuss Mr. Barnhill’s concerns with the current Board composition.
On July 29, 2020, the Company disclosed the vote results from its 2020 Annual Meeting. Mr. Barnhill received 85.96% of the votes cast in favor of his election to the Board. The four directors that Mr. Barnhill did not support received nearly 50% withhold votes, almost triggering the Board’s resignation policy following a 50% withhold vote. Below are the individual voting results for each of the four directors whom Mr. Barnhill did not support:
Mr. Beletic — 49.94% of the votes cast Withheld from his election (or 40.99% of the outstanding shares)
Mr. Baitler — 48.51% of the votes cast Withheld from his election (or 39.81% of the outstanding shares)
Mr. Gaffney — 48.41% of the votes cast Withheld from his election (or 39.73% of the outstanding shares)
Mr. Shaughnessy — 49.03% of the votes cast Withheld from his election (or 40.24% of the outstanding shares)
On August 1, 2020, Mr. Barnhill sent a letter to the Board requesting a meeting of the Board to determine a path forward for an orderly, amicable transition of the Board’s composition. Specifically, the letter proposed that the Board discuss some directors resigning and the election by the Board of new directors who can assist in achieving greater shareholder representation, improving relevant industry experience, and increasing diversity. The letter proposed that (a) the Board consider options to permit shareholders of the Company who hold more than 5% (excluding Mr. Barnhill) to have greater input regarding the composition of the Board, (b) special consideration be given to new Board members who hold or have held senior leadership roles in private industries and public institutions with experience that pertains to the Company’s strategic direction and (c) the Board discuss an amendment to the Company’s Corporate Governance Guidelines that sets specific targets and timelines for ensuring that the Board’s composition reflects the values of diversity, inclusion and equity. Mr. Barnhill noted that he sought to avoid any public or private battle that would be costly to the Company and its shareholders, while distracting management from fulfilling the Company’s potential. He also stated his belief that it was in the best interests of all shareholders for the current Board and Mr. Barnhill to cooperate on achieving a resolution.
On August 3, 2020, Mr. Barnhill filed an amendment to his Schedule 13D, disclosing the letter sent to the Board on August 1, 2020.
On August 3, 2020, Mr. Barnhill received an e-mail from Mr. Shaughnessy related to Mr. Barnhill’s August 1 letter, noting that he agreed with many of the comments made by Mr. Barnhill.

On August 7, 2020, at a Board meeting called to discuss the concerns voiced by Mr. Barnhill in his August 1 letter, the Board took actions to entrench the members of the Board who faced significant shareholder opposition and to further reduce the input of Mr. Barnhill, the Company’s founder, largest shareholder and the director who received the second highest number of votes at the 2020 Annual Meeting. At the meeting, Mr. Beletic indicated that none of the current directors had any intention of resigning from the Board. Mr. Beletic then proposed an amendment to the Company’s Bylaws that would increase the threshold required to call a special meeting of shareholders from 25% to 50% of the outstanding shares of the Company, which was approved by a majority vote of the Board. Mr. Baitler nominated Mr. Beletic to replace Mr. Barnhill as Chairman of the Board. Mr. Beletic was elected Chairman of the Board by a majority vote of the Board.
On August 11, 2020, the Company filed a press release, announcing that Mr. Beletic would replace Mr. Barnhill as Chairman, claiming that the transition was needed because under the recently adopted corporate governance guideline, Mr. Barnhill who is currently 76 years old cannot stand for reelection at the 2021 annual meeting of shareholders. The press release also noted that the Board expects that Mr. Shaughnessy will not stand for reelection at the 2021 annual meeting of shareholders.
On September 25, 2020, Mr. Barnhill sent a letter to the Company demanding a copy of a list of shareholders and other related records of the Company under Section 220 of the DGCL (the “220 Demand”). One week later, on October 2, 2020, instead of producing the requested list of shareholders and related records, Ballard Spahr responded to the 220 Demand by claiming that the 220 Demand was invalid, alleging that the 220 Demand was overly broad, but agreeing to provide only some of the requested records upon certain conditions. On October 6, 2020, legal counsel to Mr. Barnhill, Venable LLP (“Venable”), responded to the Company’s letter, reiterating that the 220 Demand was valid and agreeing to certain conditions required by Ballard Spahr and requesting that Ballard Spahr deliver a draft confidentiality agreement pursuant to which the list of shareholders would be produced by the Company. Ballard Spahr did not send a draft confidentiality agreement until October 9, 2020, along with a letter setting forth the Company’s conditions to produce the information. The next day on October 10, 2020, Venable responded to Ballard Spahr with a revised confidentiality agreement, noting that Mr. Barnhill was prepared to enter into the revised confidentially agreement, and responding to the conditions required by the Company.
On October 12, 2020, Mr. Mukerjee sent an e-mail to Mr. Barnhill (the “Offer”) asking him to cease the Consent Solicitation and enter into a standstill agreement that would restrict Mr. Barnhill’s ability to conduct a proxy contest and would require an agreement that Mr. Barnhill vote in favor of the Board’s recommendations at shareholder meetings. Mr. Mukerjee proposed that in exchange for these actions, the Board would (i) offer to re-nominate Mr. Barnhill to serve on the Board until the 2022 annual meeting of shareholders and (ii) agree to appoint two directors to the Board at some time in the future (“once . . . the Board [and its advisors] complete their process, which will be conducted expeditiously”) and that the Nominees would be “included in the process.”
On October 13, 2020, Mr. Barnhill delivered his signed and dated consent to the Company’s principal office and the Company’s Corporate Secretary, Aric Spitulnik, which established October 13, 2020 as the Record Date.
On the morning of October 13, 2020, Venable sent an e-mail to Ballard Spahr reiterating Mr. Barnhill’s 220 Demand, including that the Company provide Mr. Barnhill with the number of shares outstanding as of the Record Date. Ballard Spahr responded in the late afternoon of October 13, 2020 with a revised draft of the confidentiality agreement. As of October 13, 2020, over two weeks after the 220 Demand was first delivered by Mr. Barnhill, the Company has still not sent a list of shareholders to Mr. Barnhill.
On October 14, 2020, Mr. Barnhill sent an e-mail to Mr. Mukerjee responding to the Offer, noting that the Offer clearly lacked an appreciation for the urgency needed for real and substantive change and that Mr. Barnhill has no interest in further entrenching control in the existing Board. Mr. Barnhill explained the need to effect real and impactful change in the Board leadership to allow TESSCO to correct its course in very short order. Mr. Barnhill noted that he would be happy to discuss a settlement that incudes: (1) the immediate resignation of the four directors who received the most withhold votes at the 2020 Annual Meeting (Mr. Baitler, Mr. Beletic, Mr. Gaffney and Mr. Shaughnessy); (2) the appointment to the Board of the Nominees; (3) the adoption of a policy that allows shareholders with 5% or more to have the ability to nominate a director each year, up to two such nominees; (4) adoption of a more detailed policy on the Board’s plans for diversity and inclusion; and (5) an amendment to the Bylaws to return the requirement to call a special meeting to 25% of the votes entitled to be cast.

QUESTIONS AND ANSWERS ABOUT THE CONSENT SOLICITATION
The following are some questions you, as a shareholder, may have and answers to those questions. The following is not meant to be a substitute for the information contained in the remainder of this Consent Statement, and the information contained below is qualified by the more detailed descriptions and explanations contained elsewhere in this Consent Statement. We urge you to carefully read this entire Consent Statement prior to making any decision on whether to grant any consent hereunder.
1.
Who is making the solicitation?

The solicitation is being made by Mr. Robert “Barney” Barnhill, Jr. and the other Participants. This Consent Solicitation is not being made by the Company. As of the date of this filing, Mr. Barnhill was the beneficial owner of an aggregate 1,620,387 shares of Common Stock, constituting approximately 18.6% of the currently issued and outstanding shares of Common Stock. For additional information on Participants, please see the section titled “Certain Information Regarding the Participants.”
Unless otherwise indicated herein, the percentages of stock ownership reported herein are based on the 8,712,771 shares of Common Stock outstanding as of July 31, 2020, as reported in the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 6, 2020.
2.
What are we asking that the shareholders consent to?

We are asking you to consent to four corporate actions. The first Proposal seeks to remove five of the eight current members of the Board and any other person or persons elected, appointed or designated by the Board (or any committee thereof) to fill any vacancy or newly created directorship on or after September 25, 2020 and prior to the time that any of the actions proposed to be taken by this Consent Statement become effective. The second Proposal seeks to fill any vacancies on the Board, including those resulting from the first Proposal, with the Nominees. The third Proposal seeks to repeal any provision of the Bylaws, adopted after August 7, 2020 without the approval of shareholders. The fourth Proposal seeks to amend the Bylaws to reduce the percentage of shareholders that may cause the Company to call a special meeting of shareholders to holders of 25% of the aggregate number of votes possessed by the shares of stock of all classes then outstanding and entitled to vote at a special meeting (which was the standard prior to the Board’s recent amendment of the Bylaws without shareholder approval to increase the threshold to 50%).
3.
Why are we soliciting your consent?

Mr.  Barnhill started TESSCO in 1975, and he held the role of CEO and Chairman of the Board until September 2016. In 2016, Mr. Barnhill retired as CEO and remained Chairman of the Board until August of this year when without notice, Mr. Barnhill was removed as Chairman and replaced by John D. Beletic. Mr. Barnhill has made the success of TESSCO his life’s work and he is deeply troubled by the significant loss of value that shareholders have experienced in recent years. Since the time Mr. Barnhill retired as CEO, TESSCO has experienced significant financial challenges. Mr. Barnhill believes this is a result of poor strategic vision and business execution.
Mr. Barnhill has made countless efforts to improve TESSCO’s direction by continuously sharing his concerns and insights with the Company’s leadership and the Board. Despite these efforts, Mr. Beletic, Jay G. Baitler, Paul J. Gaffney, Dennis J. Shaughnessy and Morton F. Zifferer, whom we collectively refer to as the Subject Directors, have remained passive and refused to make the types of changes needed to return the company to profitability. As a result, TESSCO’s shares have shed approximately 70% of their value over the past five years.
We believe that it is time to take significant actions to turn TESSCO around. To that end, Mr. Barnhill has identified three steps key to turning TESSCO around. These steps are: (1) reconstituting the Board with new directors possessing significant experience pertinent to TESSCO’s future success and diversity; (2) increasing shareholder representation by adding two new directors proposed by shareholders owning 5% or more of TESSCO’s outstanding shares (excluding Mr. Barnhill) and (3) restoring TESSCO’s strategic direction of being a value-added supplier while focusing on execution excellence.
The adoption of the Proposals to reconstitute the Board and remove amendments to the Bylaws designed to entrench the current Board is the first step to putting TESSCO back on the path to success.

4.
Who is eligible to consent to the Proposals?

If you are a holder of Common Stock as of the close of business on the Record Date (as defined herein), you have one vote on each Proposal for each share of Common Stock held, and are eligible to consent to the Proposals. The Company has not yet announced the number of shares of Common Stock outstanding as of the Record Date, each entitled to one consent per share. Once the Company publicly discloses such information, we intend to supplement this Consent Statement with such information and file definitive additional materials with the SEC.
5.
Do the organizational documents of the Company permit shareholders to take action by written consent?

Yes. Section 228 of the DGCL provides that shareholders are permitted to take action by less than unanimous written consent unless otherwise provided in the certificate of incorporation. The Company’s Amended and Restated Certificate of Incorporation does not limit shareholders’ ability to act through written consent. Section 1.6 of the Bylaws specifically permits shareholders to take any action required or permitted to be taken for or in connection with any corporate action by written consent if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent in writing to such corporate action being taken.
6.
If the Consent Solicitation is successful, will it have any effect on the material agreements of the Company?

Credit Agreement
Pursuant to the Company’s Amended and Restated Credit Agreement dated as of October 19, 2017, as amended (the “Credit Agreement”), the election of the Nominees would trigger a change of control (as defined in the Credit Agreement) unless the Nominees are approved by the current Board (such approved Nominee, a “Continuing Director”). Under the Credit Agreement, a change of control constitutes an event of default, which entitles the lenders to cease making loan advances and to declare the outstanding principal and accrued interest due and payable. As reported in the Company’s most recent Form 10-Q, as of June 28, 2020, the Company’s liabilities on its revolving line of credit totaled $25,346,700. We have not independently verified if the form of the Credit Agreement is the same as the executed copy of the Credit Agreement, and our analysis is based on the copy of the Credit Agreement, as amended, filed by the Company with the SEC.
The Company’s preliminary consent revocation statement filed on October 13, 2020 disclosed that the Board has approved the Nominees for the limited purpose of constituting “Continuing Directors” under the Credit Agreement and, as a result, the election of the Nominees will not constitute a change of control under the Credit Agreement even if the Nominees comprise a majority of the Board after the conclusion of the Consent Solicitation. We have not independently verified if the disclosure contained in the Company’s preliminary consent revocation statement accurately reflects the actions taken by the Board. Moreover, the Board could revise or revoke such approval of our Nominees as “Continuing Directors.”
Although we have not had discussions with the Company’s lenders, we believe, even if the Proposals were adopted without the approval of the Nominees by the current Board, that the lenders would be unlikely to exercise their rights to accelerate loans made to the Company. While there can be no assurances that the loans under the Credit Agreement would not be accelerated, this belief is based on our view that the Nominees are qualified to oversee the business of the Company, and that the Company’s business is not dependent on any of the Subject Directors.
Incentive Plans
The approval of the Proposals will not constitute a change in control under the award agreements for awards under the Company’s Third Amended and Restated 1994 Stock and Incentive Plan (the “1994 Plan”) and thus will have no effect on the awards outstanding under the 1994 Plan. We have not independently verified if the 1994 Plan and form of the award agreements filed with the SEC are the same as the award agreements actually used by the Company, and our analysis is based on the copy of the 1994 Plan and the award agreements filed by the Company with the SEC.

Pursuant to the Company’s 2019 Stock and Incentive Plan (the “2019 Plan”), the approval of the Proposals may trigger a change in control. Upon a change in control as a result of the Proposals, any outstanding awards under the 2019 Plan will be addressed in accordance with any of the following approaches, as determined by the Compensation Committee of the Board: (i) continued as outstanding awards of the Company, (ii) full exercisability or vesting and accelerated expiration, or (iii) settled in cash or cash equivalents or other property followed by cancellation of such awards. We have not independently verified if the copy of the 2019 Plan filed with the SEC accurately reflects the 2019 Plan, and our analysis is based on the copy of the 2019 Plan filed by the Company with the SEC.
Under the terms of the stock option granted to Mr. Mukerjee, if there is a change in control, as defined in the 2019 Plan, and Mr. Mukerjee’s service is terminated in connection therewith or within a period of one year after the date of the change in control other than for Cause and other than on account of Disability (each as defined therein) or by Mr. Mukerjee for Good Reason (as defined therein), then the option shall become exercisable with respect to 100% of the total number of option shares. Upon becoming aware of an impending change in control, the Company may choose to cause the vesting of the option to be accelerated and to terminate the option (subject to a reasonable period during which Mr. Mukerjee may exercise the option). We have not independently verified if the copy of the Stock Option filed with the SEC accurately reflects the stock option granted to Mr. Mukerjee, and our analysis is based on the copy of the Stock Option filed by the Company with the SEC.
For more information on the Company’s outstanding equity awards, please see the Company’s definitive proxy statement filed with the SEC on June 12, 2020. We take no responsibility for the accuracy or completeness of information contained in the Company’s proxy statement.
7.
Are shareholders entitled to appraisal rights?

Shareholders are not entitled to appraisal or dissenters’ rights under Delaware law in connection with the Proposals or this Consent Statement.
8.
When is the deadline for submitting consents?

We urge you to submit your consent as soon as possible. In order for the Proposals to be adopted, TESSCO generally must receive unrevoked written consents, signed and dated by the holders of a majority of the outstanding shares of Common Stock as of the Record Date, within 60 calendar days of the delivery of the first consent, which occurred on the Record Date. See below for the consents needed to approve certain amendments to the Bylaws pursuant to Proposal 3. This means that you have until December 11, 2020 to consent to the Proposals and deliver your consent to TESSCO.
9.
How many consents must be received in order to adopt the Proposals?

Proposals 1, 2 and 4 will be adopted and become effective when properly completed, unrevoked consents approving the removal of each of the Subject Directors, the election of each of the Nominees and the Bylaw amendment contemplated by Proposal 4 are signed by the holders of a majority of the outstanding shares of Common Stock as of the close of business on the Record Date and delivered to the Company in accordance with applicable law. Proposal 3 generally will be adopted and become effective when properly completed, unrevoked consents approving the proposal are signed by the holders of a majority of the outstanding shares of Common Stock as of the close of business on the Record Date and delivered to the Company in accordance with applicable law, except that any amendment to any section of the Bylaws set forth below that require a higher vote will require properly completed, unrevoked consents signed by the holders of seventy-five percent (75%) of the outstanding shares of Common Stock.
Proposal 1. Removal of Directors.   Section 141(k) of the DGCL and Section 2.11 of the Bylaws require that the removal of directors be approved by the holders of a majority of shares of stock then entitled to vote at an election of directors. A shareholder may approve the removal of all, or less than all, of the Subject Directors by following the instructions on the enclosed WHITE consent card.
Proposal 2. Election of Directors.   Section 223(a) of the DGCL and Section 2.11 of the Bylaws provides that any vacancy in the Board caused by the removal of directors may be filled by the holders of shares of stock of all classes representing a majority of the aggregate number of votes of the shares of stock of all classes then issued, outstanding and entitled to vote for the election of directors. Cumulative voting is not permitted. A shareholder may approve the election of all, or less than all, of the Nominees by following the instructions on the enclosed WHITE consent card.
Proposal 3. Repeal of Bylaws.   Section 8.1 of the Bylaws provides that any provision of the Bylaws may be altered, amended or repealed by shareholders by a vote of not less than a majority of the aggregate number of the votes entitled to be cast thereon, except as described below in the case of any amendments to adopt provisions inconsistent with certain provisions of the Bylaws and which require a higher vote. The affirmative vote of not less than seventy-five percent (75%) of the aggregate number of the votes entitled to be cast thereon by the shareholders (considered for this purpose as a single class) shall be required to amend Sections 2.3 (Number and Term of Office of Directors), 2.4 (Election of Directors), 2.11 (Removal of Directors) and ARTICLE VIII (Amendments) of the Bylaws. A shareholder may approve the repeal of any provision of the Bylaws adopted after August 7, 2020 without the approval of shareholders by following the instructions on the enclosed WHITE consent card.
Proposal 4. Amendment of Bylaws.   Section 8.1 of the Bylaws provides that Section 1.2 of the Bylaws may be altered, amended or repealed by shareholders by a vote of not less than a majority of the aggregate number of the votes entitled to be cast thereon. A shareholder may approve the amendment of Section 1.2 of the Bylaws by following the instructions on the enclosed WHITE consent card.
On that basis, generally, the affirmative consent of the holders of at least a majority of the shares of Common Stock outstanding as of the Record Date would be necessary to approve the Proposals, except that at least 75% of the shares of Common Stock outstanding as of the Record Date would be necessary to approve any Bylaw amendment pursuant to Proposal 3 that requires the affirmative consent of holders of at least 75% of the outstanding shares of Common Stock. If none of the Subject Directors are removed pursuant to Proposal 1 or resign, there will be no vacancies to fill and none of the Nominees can be elected in Proposal 2. If fewer than all of the five Subject Directors are removed or resign, the Nominees who are proposed to be elected to fill any vacancies on the Board will be elected in order of the number of consents received by the Nominees, with the Nominee receiving the highest number of consents filling the first available vacancy and then each next successive vacancy filled by the next Nominee with the highest number of consents. In such case, if two or more Nominees receive the same number of consents, such vacancy shall be filled with the first such Nominee in alphabetical order of their last name.
10.
What is the record date and what does it mean?

For purposes of this Consent Solicitation, pursuant to Section 213 of the DGCL, the Record Date shall be deemed to be October 13, 2020 as a result of Mr. Barnhill’s delivery of his signed and dated consent to the Company on that date. Holders of Common Stock as of the close of business on the Record Date are entitled to vote on the Proposals.
11.
What is the difference between a shareholder of record and shareholder who holds shares in “street name?”

If your shares are registered in your name, you are a shareholder of record. If your shares are held in the name of your bank, broker or other nominee, your shares are held in “street name” and you are a beneficial owner.
12.
What should you do to consent to our Proposals?

If you hold your Shares in your own name, PLEASE SIGN, DATE AND RETURN the enclosed WHITE consent card in the postage-paid envelope provided.
If you hold your Shares in “street” name with a brokerage firm, bank, dealer, trust company or other nominee, only that nominee can exercise the right to consent with respect to the shares of Common Stock that you beneficially own through such nominee and only upon receipt of your specific instructions. Your brokerage firm, bank, dealer, trust company or other nominee may provide your instructions to be submitted by Internet or telephone. Please follow the instructions to consent provided by your brokerage firm, bank, dealer, trust company or other nominee. If you have not received instructions on how you may consent, you should contact your brokerage firm, bank, dealer, trust company or other nominee to provide your instructions at your earliest convenience.
13.   Can I access the Consent Statement on the Internet?
This Consent Statement is also available on the Internet at www.SaveTESSCO.com.
14.   Whom should you contact if you have questions about the solicitation?
Please contact:
Harkins Kovler, LLC
3 Columbus Circle, 15th Floor
New York, NY 10019
Telephone: +1 (212) 468-5380
Toll-Free: +1 (800) 257-3995
Email: SaveTESSCO@harkinskovler.com
FAX: +1 (212) 468-5381

PROPOSAL 1:
REMOVAL OF DIRECTORS
Proposal 1 is to remove the following five Subject Directors (and any other person or persons, other than those elected by this Consent Solicitation, elected, appointed or designated by the Board (or any committee thereof) to fill any vacancy or newly created directorship on or after September 25, 2020 and prior to the time that any of the actions proposed to be taken by this Consent Solicitation become effective): John D. Beletic, Jay G. Baitler, Paul J. Gaffney, Dennis J. Shaughnessy and Morton F. Zifferer. This is intended to remove all incumbent directors other than Stephanie Dismore, Sandip Mukerjee and Robert B. Barnhill, Jr. and address the possibility that the current directors might attempt to add directors to the Board.
Under Section 141(k) of the DGCL and Section 2.11 of the Bylaws, any director or the entire Board may be removed, with or without cause, by holders of a majority of the shares then entitled to vote at an election of directors. A shareholder may approve the removal of all, or less than all, of the Subject Directors by following the instructions on the enclosed WHITE consent card.
WE RECOMMEND THAT YOU CONSENT TO THE REMOVAL OF EACH SUBJECT DIRECTOR.

PROPOSAL 2:
ELECTION OF DIRECTORS
According to the Company’s filings with the SEC, the Board is currently composed of eight directors. Assuming the adoption of Proposal 1, five of the eight current members of the Board will be removed. We are nominating and asking your consent to elect the following four Nominees, Emily Kellum (Kelly) Boss, J. Timothy Bryan, John W. Diercksen and Kathleen McLean to fill four of the five available seats on the Board.
Name	Age	Biography
Emily Kellum (Kelly) Boss	58	Ms. Boss is an attorney with extensive corporate legal experience with companies including Diageo, Plc, Georgia-Pacific, LLC and Energizer Holdings. In her most recent role she served from 2015 to 2019 as the General Counsel for Energizer Holdings, a global consumer products company that manufactures, distributes and markets the well-known ENERGIZER® branded batteries and ARMOR ALL® auto care products in over 140 markets and employs over 5,000 people. Ms. Boss was responsible for all aspects of the legal, government, regulatory, compliance and commercial real estate affairs for entities around the world. Her extensive domestic and international experience includes overseeing all public filings, including SEC filings, negotiation of a wide range of commercial agreements, providing legal support to engineering teams and manufacturing facilities, managing intellectual property teams, the management and divestiture of several brands, and the negotiation of international joint venture agreements. In addition to her legal experience, Ms. Boss gained marketing and sales experience while at Diageo.
		Ms. Boss secured her undergraduate degree from James Madison University and her JD from Antonin Scalia Law School at George Mason University.
		TESSCO Value Add: We believe Ms. Boss will provide the TESSCO Board with extensive senior level in-house legal guidance and insights.
J. Timothy Bryan	59	Mr. Bryan has served as the Chief Executive Officer of NRTC from 2011 to present. NRTC is an operating/commercial cooperative whose mission is to invest in, develop, and deploy technology that meets the business needs of 1,600 rural electric and telecommunications members. Prior to NRTC, Mr. Bryan served as the Chief Executive Officer of ICO Global Communications, a next generation satellite and terrestrial wireless company, during the period when the domestic portion of ICO was sold to DISH Networks for $1.4 billion. Prior to ICO, Mr. Bryan served as the Chief Financial Officer of Craig McCaw’s Eagle River Holdings. Mr. Bryan also served as the President of United Pan Europe Communications (UPC), now Liberty Global, which was the largest private cable/telecom provider in Europe, and as Chief Financial Officer of UnitedGlobalCom, also now Liberty Global. Before that Mr. Bryan was the Vice President/Finance and Treasurer of Jones Financial Group and Jones Intercable (now part of Comcast), which at the time was one of the ten largest domestic cable television operators. Mr. Bryan began his career in

Name	Age	Biography
		banking, including as the Vice President and Manager of the Communications Division at NationsBank Corporation, now Bank of America.
		Mr. Bryan has served on the Board of Directors of Nextel Communications, Clearwire Communications, OpenTV (a Liberty Media affiliate), Telekabel, ICO, A2000, and UPC. He has served on the boards of the Samaritan Institute and the Jekyll Island Foundation as well. From August 2012 to August 2015, Mr. Bryan served on the Board of Directors of FirstNet, a national wireless network to be constructed for use by the nation’s first responders, after appointment by the Secretary of the United States Department of Commerce. He chaired the Finance Committee of the Board for FirstNet. Mr. Bryan recently completed service on the Board of Directors of Arris International (a global company engaged in the manufacture and sale of broadband, wireless, and video equipment) upon its sale to CommScope for $7.4 billion in March 2019.
		Mr. Bryan graduated from Duke University in 1983.
		TESSCO Value Add: We believe Mr. Bryan’s extensive executive experience in key markets served by TESSCO will be a valuable addition to the Board.
John W. Diercksen	71	Mr. Diercksen serves as a Senior Advisor at LionTree Investment Advisors, addressing financial, operational and management services with client business development. From December 2015 to June 2017, Mr. Diercksen served as the Chief Executive Officer of Beachfront Wireless. Previously, Mr. Diercksen retired from Verizon Communications as the Executive Vice President of Strategy, Development and Planning in September 2013, with responsibility for key strategic initiatives related to the review and assessment of potential mergers, acquisitions and divestitures. Earlier in his career, Mr. Diercksen held a number of senior financial and leadership positions at Verizon, Bell Atlantic, and NYNEX, among other companies. Mr. Diercksen also serves on the boards of Cyxtera Technologies, Inc., Banco Popular, Inc. Intelsat, and Accedian and previously served on the board of Harman International Industries.
		Mr. Diercksen holds an MBA from Pace University and a Bachelor of Business Administration in finance from Iona College.
		TESSCO Value Add: We believe Mr. Diercksen will bring a wealth of experience in telecommunications and strategy to the Board.
Kathleen McLean	60	Kathleen McLean has extensive experience in consulting, technology, telecommunications, and customer service for public companies. Since July 2016, Ms. McLean has been a consultant and coach for senior executives in global corporations. From June 2013 to June 2016, Ms. McLean served as Senior Vice President, Chief Information Officer and Chief Customer Officer for ADT Inc., a leading provider of electronic security,

Name	Age	Biography
interactive home and business automation and monitoring services for residences and small businesses in the United States and Canada. Prior to joining ADT, Ms. McLean served as Chief Revenue Officer and Chief Information Officer at FairPoint Communications, Inc.; and in senior leadership positions at Verizon Communications, Inc. in technology, sales, and service. Ms. McLean is a Governance Fellow of the National Association of Corporate Directors.
Ms. McLean holds a Bachelor of Science in International Economics from Georgetown University.
TESSCO Value Add: We believe Ms. McLean’s addition to the Board will bring extensive expertise in disciplines that are key to TESSCO’s future success.
We believe each of the Nominees is independent under the NASDAQ Listing Rules and are not affiliated with the Company or any subsidiary of the Company. We believe that Mr. Diercksen, Mr. Bryan and Ms. McLean will be eligible to serve on the Company’s Audit Committee and that Mr. Diercksen and Mr. Bryan will each qualify as an audit committee financial expert as defined by the SEC rules.
Each of the Nominees has consented to being named as a nominee in this Consent Statement and has agreed to serve on the Board if elected. We do not expect that any of the Nominees will be unable to stand for election to the Board or to serve as a director if elected, but, in the event that a vacancy in the slate of Nominees should occur because a Nominee is unable to serve or for good cause will not serve, Mr. Barnhill may designate such other substitute nominee or nominees to be elected to the Board. In such case, we would file an amended consent statement that (1) identifies the substitute nominee(s), (2) discloses whether such nominee(s) have consented to being named in the revised consent statement and to serve if elected, and (3) includes certain biographical and other information about such nominee(s) required by the rules of the SEC, and Shares represented by the enclosed WHITE consent card will be voted for such substitute nominee(s).
Under Section 223(a) of the DGCL and Sections 2.11 and 2.12 of the Bylaws, any vacancy in the Board caused by the removal of directors or resignation of directors may be filled by the holders of shares of stock of all classes representing a majority of the aggregate number of votes of the shares of stock of all classes then issued, outstanding and entitled to vote for the election of directors. Cumulative voting is not permitted. A shareholder may approve the election of all, or less than all, of the Nominees by following the instructions on the enclosed WHITE consent card.
Because a shareholder may consent to the removal of less than all of the Subject Directors, it is possible that some, but not all, of the Subject Directors may be removed pursuant to Proposal 1. If fewer than all of the five Subject Directors are removed or resign, the Nominees who are proposed to be elected to fill the vacancies resulting from the removal or resignation of the Subject Directors will be elected in order of the number of consents received by the Nominees, with the Nominee receiving the highest number of consents filling the first available vacancy and then each next successive vacancy filed by the next Nominee with the highest number of consents. In such case, if two or more Nominees receive the same number of consents, such vacancy shall be filled with the first such Nominee in alphabetical order of their last name.
If this Proposal 2 is successful, we intend to request that the Board temporarily reduce the Board size to seven members and also request that the Board, as soon as practicable, consider the addition of up to two new Board members that are proposed by any unaffiliated shareholders of TESSCO owning more than 5% of the outstanding shares of Common Stock (excluding Mr. Barnhill) and increasing the size of the Board in connection therewith.
WE RECOMMEND THAT YOU CONSENT TO THE ELECTION OF EACH NOMINEE.

PROPOSAL 3:
REPEAL OF ANY BYLAW PROVISIONS ADOPTED SINCE AUGUST 7, 2020
Proposal 3 is to adopt a resolution that would repeal any provision of the Bylaws adopted after August 7, 2020 without the approval of shareholders, and up to or including the date of the expiration of the Consent Solicitation. To our knowledge, as of the date of this Consent Statement, no provision of the Bylaws has been adopted after August 7, 2020 without the approval of the shareholders.
The following is the text of the proposed resolution:
“RESOLVED, that any provision of the Sixth Amended and Restated Bylaws of TESSCO Technologies Incorporated, as amended by the First Amendment dated July 21, 2011, the Second Amendment dated March 29, 2016 and the Third Amendment dated August 7, 2020, in effect immediately prior to the time this proposal becomes effective that was adopted after August 7, 2020 without the approval of shareholders, be and hereby is, repealed.”
This Proposal 3 is designed to prevent current Directors from making amendments to the Bylaws without shareholder approval in an effort to impede the effectiveness of our Consent Solicitation, negatively impact our ability to solicit and/or obtain consents from shareholders, delay or contravene the will of the shareholders expressed under these Proposals or otherwise frustrate the will of the shareholders or modify the Company’s corporate governance regime.
Proposal 3 allows shareholders to repeal all non-shareholder approved provisions of the Bylaws that were not included in the Sixth Amended and Restated By-Laws filed with the SEC on April 28, 2011, as exhibit 3.1 to the Company’s Current Report on Form 8-K, the First Amendment to the Bylaws filed with the SEC on July 22, 2011, as exhibit 3.1 to the Company’s Current Report on Form 8-K, the Second Amendment to the Bylaws filed with the SEC on March 29, 2016, as exhibit 3.1 to the Company’s Current Report on Form 8-K on March 29, 2016 or the Third Amendment to the Bylaws filed with the SEC on August 7, 2020, as exhibit 3.1 to the Company’s Current Report on Form 8-K.
The adoption of Proposal 3 generally requires the affirmative consent of holders of a majority of all outstanding shares of Common Stock, except that any amendment to Sections 2.3 (Number and Term of Office of Directors), 2.4 (Election of Directors), 2.11 (Removal of Directors) and ARTICLE VIII (Amendments) of the Bylaws will require the affirmative consent of holders of seventy-five percent (75%) of all outstanding shares of the Company entitled to vote thereon.
It is possible that, to the extent this Proposal is lawfully approved, such approval could result in the repeal of yet-to-be adopted Bylaw provisions that are aligned with shareholders’ interests. In the event of a legal challenge to this proposal, a court of competent jurisdiction would serve as arbiter. Although adoption of this proposal could have the effect of repealing Bylaw amendments, including those unrelated to the proposed election of the Nominees, without considering the beneficial nature, if any, of such amendments to the shareholders, it would not repeal any such amendments that were approved by the shareholders.
WE RECOMMEND THAT YOU CONSENT TO THE REPEAL OF ANY BYLAW
PROVISIONS ADOPTED SINCE AUGUST 7, 2020.

PROPOSAL 4:
AMENDMENT OF BYLAWS TO REDUCE PERCENTAGE OF
SHAREHOLDERS NEEDED TO CALL A SPECIAL MEETING
Proposal 4, if approved, would effectively repeal the Board’s recent Third Amendment to the Bylaws, which increased the percentage of shareholders necessary to call a special meeting to 50% in an attempt by the Board to further entrench the members of the Board who face significant shareholder opposition.
Prior to the Third Amendment to the Bylaws, special meetings of shareholders could be called by the holders of shares of stock of all classes representing 25% of the aggregate number of votes possessed by the shares of stock of all classes then issued, outstanding and entitled to vote at such meeting. After receiving a letter from Mr. Barnhill requesting a meeting of the Board to discuss the resignation of some directors, the Board held a meeting on August 7, 2020, at which it refused to engage in a constructive discussion regarding an orderly transition of the composition of the Board in light of the poor performance of the Company and significant shareholder opposition to the re-election of certain members of the Board Instead, the Board took certain actions at the August 7th Board meeting to entrench the members of the Board who face significant shareholder opposition and to further reduce the input of significant shareholders. One of these actions was the adoption of the Third Amendment to the Bylaws which raised the threshold required for shareholders to request a special meeting from 25% to 50%. We are seeking your consent to revoke this limitation on the rights of shareholders to call a special meeting.
The following is the text of the proposed resolution and Bylaw amendment:
“RESOLVED, that the first sentence of Section 1.2 of the Sixth Amended and Restated By-Laws of TESSCO Technologies Incorporated, as amended, be, and hereby is, amended to read as follows:
Special meetings of the stockholders may be called at any time by the Chairman of the Board, the President (or, in the absence or disability of the President, by any Vice President) or by the Board of Directors, and shall be called by the President at the request in writing of the holders of shares of stock of all classes representing 25% of the aggregate number of votes possessed by the shares of stock of all classes then issued, outstanding and entitled to vote at such meeting.”
The adoption of Proposal 4 requires the affirmative consent of holders of a majority of all outstanding shares of Common Stock.
WE RECOMMEND THAT YOU CONSENT TO THE BYLAW AMENDMENT TO REDUCE THE
PERCENTAGE OF SHAREHOLDERS NEEDED TO CALL A SPECIAL MEETING

CERTAIN INFORMATION REGARDING THE PARTICIPANTS
Barnhill Participants
The participants in the solicitation of consents from shareholders of the Company include the Nominees and the following (the “Barnhill Participants”): Mr. Barnhill, a citizen of the United States of America, UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust, RBB-TRB LLC, a Maryland limited liability company (“RBB-TRB”), RBB-CRB LLC, a Maryland limited liability company (“RBB-CRB”), Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust, Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust, Winston Foundation, Incorporated, a Maryland corporation, and Donald Manley, a citizen of the United States of America.
Mr. Barnhill is the founder, former Chairman and current member of the Board and the largest shareholder of the Company. His business address is 6316 Mossway, Baltimore, Maryland 21212. Mr. Barnhill is the sole manager of RBB-TRB and RBB-CRB, a trustee of the UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust and the Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust and a director of the Winston Foundation. Mr. Barnhill’s spouse is a trustee of the Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust.
Mr. Barnhill beneficially owns 1,620,387 shares of Common Stock (approximately 18.6% of the outstanding shares), which includes 11,503.5 shares that Mr. Barnhill owns directly and the shares owned by the following Participants: UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust owns 1,265,882 shares of Common Stock, RBB-TRB, LLC owns 109,125 shares of Common Stock, RBB-CRB, LLC owns 109,125 shares of Common Stock, Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust, owns 30,750 shares of Common Stock, Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust owns 67,500 shares of Common Stock, and the Winston Foundation, Incorporated owns 26,500 shares of Common Stock.
Mr. Manley is serving as a consultant to Mr. Barnhill and is acting solely in his individual capacity and not as a representative of his employer. Neither Mr. Manley nor his associates currently beneficially, directly or indirectly own any securities of the Company. His business address is 307 46th Street, Pittsburgh, Pennsylvania 15201. Mr. Manley currently serves as Vice President, Business Development for Quantum Xchange, a cybersecurity company with a principal business address of 7700 Old Georgetown Road, Suite 850, Bethesda, MD 20814.
Christopher Barnhill, Mr. Barnhill’s son, may be considered a participant in the solicitation due to the assistance he provided his father in certain administrative manners in connection with the preparation of the solicitation; however, Christopher Barnhill is no longer providing (and does not intend in the future to provide) any such assistance with respect to the solicitation. Christopher Barnhill is a citizen of the United States of America, and neither he nor his associates currently beneficially, directly or indirectly own any securities of the Company. His business address is 800 Georges Road, Baltimore, Maryland 21210. He currently serves as Senior Manager for Verizon, a division of Verizon Communications, Inc., a telecommunications conglomerate with a principal business address of 1095 Avenue of the Americas, New York, New York 10036. All actions taken were to assist his father related to his father’s investment in TESSCO (not on behalf of TESSCO) and were taken in Christopher’s individual capacity and were unrelated to his employment.
Nominees
Emily Kellum (Kelly) Boss’ business address is 105 Cumberland Drive, Bluffton, South Carolina 29910. J. Timothy Bryan’s business address and the principal business address of his employer is c/o NRTC, 2121 Cooperative Way, Suite 600, Herndon, Virginia 20171, Attn: J. Timothy Bryan. John W. Diercksen’s business address is 2 Joanne Circle, Westport, Connecticut 06880, and LionTree Investment Advisors’ principal business address is 660 Madison Avenue, New York, NY 10065. Kathleen McLean’s business address is 622 SE 5th Street, Delray Beach, Florida 33483. Information about the current occupations of each of the nominees may be found under the section titled “Proposal 2: Election of Directors.”
None of the Nominees or their associates currently beneficially, directly or indirectly own any securities of the Company. The Nominees will not receive any compensation in connection with this Consent

Solicitation. There are no agreements, arrangements or understandings between any Nominee and the Barnhill Participants or any other person or persons with respect to the nomination of such Nominee.
No Nominee or any associate of a Nominee is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material proceeding and there is no event that occurred during the past 10 years with respect to any of the Nominees that is required to be described under Item 401(d) or 401(f) of Regulation S-K.
Transactions in the Securities of the Company
Annex A attached hereto sets forth, as to Mr. Barnhill, all transactions in securities of the Company effected during the past two years. None of the other Participants (or Christopher Barnhill) has engaged in any transactions in securities of the Company during the past two years.
Additional Information Regarding the Participants
No Participant (or Christopher Barnhill) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past 10 years.
With respect to each Participant (or Christopher Barnhill), except as set forth herein or on Annex A, such Participant (or Christopher Barnhill) is not, nor was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.
No Participant (or Christopher Barnhill) nor any of such person’s associates have any arrangement or understanding with any person with respect to (A) any future employment by the Company or its affiliates or (B) any future transactions to which the Company or any of its affiliates will or may be a party.

CONSENT PROCEDURES
Section 228 of the DGCL states that, unless the certificate of incorporation of a Delaware corporation otherwise provides, any action required to be taken at any annual or special meeting of shareholders of that corporation, or any action that may be taken at any annual or special meeting of those shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of shareholders are recorded. The written consents must set forth or be delivered with information that enables the corporation to determine the date of delivery and the identity of the person giving such consent. Section 228 of the DGCL also provides that an electronic transmission is a written consent provided that certain requirements are met.
Proposals 1, 2 and 4 will be adopted and become effective only if properly completed, unrevoked consents approving the removal of each of the Subject Directors, the election of each of the Nominees and the Bylaw amendment contemplated by Proposal 4 are signed by the holders of a majority of the outstanding shares of Common Stock as of the close of business on the Record Date and delivered to the Company in accordance with applicable law. Proposal 3 generally will be adopted and become effective only if properly completed, unrevoked consents approving the proposal are signed by the holders of a majority of the outstanding shares of Common Stock as of the close of business on the Record Date and delivered to the Company in accordance with applicable law, except that any amendment to any section of the Bylaws that require a higher vote will require properly completed, unrevoked consents signed by the holders of seventy-five percent (75%) of the outstanding shares of Common Stock. The failure to properly execute and return a consent or give by electronic transmission will have the same effect as voting against the Proposals. The Company has not yet announced the number of shares of Common Stock outstanding as of the Record Date, each entitled to one consent per share. Once the Company publicly discloses such information, we intend to supplement this Consent Statement with such information and file definitive additional materials with the SEC. It is anticipated that each Proposal will become effective upon properly completed and duly delivered unrevoked written consents representing at least a majority of the shares of Common Stock outstanding as of the Record Date, except that properly completed and duly delivered unrevoked written consents representing at least 75% of the shares of Common Stock outstanding as of the Record Date will be necessary to approve any Bylaw amendment pursuant to Proposal 3 that requires the affirmative consent of holders of at least 75% of the outstanding shares of Common Stock.
Section 213(b) of the DGCL provides that the record date for determining the shareholders of a Delaware corporation entitled to consent to corporate action in writing without a meeting, when no prior action by the corporation’s board of directors is required and the board has not fixed a record date, will be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of the shareholders are recorded. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. For purposes of this Consent Statement, pursuant to Section 213 of the DGCL, the Record Date shall be deemed to be October 13, 2020 as a result of Mr. Barnhill’s delivery of his signed and dated consent to the Company on that date.
Shareholders may consent to the removal of only certain Subject Directors by following the instructions on the enclosed WHITE consent card. Similarly, shareholders may consent to the election of only certain Nominees by following the instructions on the enclosed WHITE consent card.
The consents are being solicited in accordance with the applicable provisions of the DGCL. Holders of record of the shares of Common Stock as of the close of business on the Record Date are entitled to consent to our Proposals. To be effective, the requisite consents must be delivered to the Company within 60 days of the earliest dated consent delivered to the Company in compliance with DGCL Section 228(c). An executed consent card may be revoked at any time by marking, dating, signing and delivering a written revocation before the time that the action authorized by the executed consent becomes effective. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated consent card that is properly completed will constitute a revocation of any earlier consent. The revocation may be delivered to Harkins Kovler, LLC at the address set forward in this Consent Statement.
If the Proposals are adopted pursuant to the consent procedures as a result of this Consent Solicitation, prompt notice will be given pursuant to Section 228(e) of the DGCL to shareholders who have not executed consents and who would have been entitled to notice of a meeting if the action had been taken at a meeting.
Procedural Instructions
If you hold your Shares in your own name, PLEASE SIGN, DATE AND RETURN the enclosed WHITE consent card in the postage-paid envelope provided.
If you hold your Shares in “street” name with a brokerage firm, bank, dealer, trust company or other nominee, only that nominee can exercise the right to consent with respect to the shares of Common Stock that you beneficially own through such nominee and only upon receipt of your specific instructions. Your brokerage firm, bank, dealer, trust company or other nominee may provide your instructions to be submitted by Internet or telephone. Please follow the instructions to consent provided by your brokerage firm, bank, dealer, trust company or other nominee. If you have not received instructions on how you may consent, you should contact your brokerage firm, bank, dealer, trust company or other nominee to provide your instructions at your earliest convenience.
SOLICITATION OF CONSENTS; EXPENSES
The solicitation of consents pursuant to this Consent Solicitation is being made by the Participants. Consents may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.
We will solicit consent from individuals, brokers, banks, bank nominees and other institutional holders.
Mr. Barnhill will bear the entire expense of preparing and mailing this Consent Statement and any other soliciting material and the total expenditures relating to the Consent Statement, including costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors and accountants, public relations, and litigation. We may solicit your consent by telephone, email, facsimile, and personal solicitation, in addition to by mail. Mr. Barnhill will reimburse the reasonable out-of-pocket expenses of banks, brokerage houses, and other custodians, nominees, and fiduciaries in connection with the forwarding of solicitation material to the beneficial owners of Common Stock that such institutions hold.
Only one copy of this Consent Statement is being delivered to multiple shareholders who share an address unless we received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of this Consent Statement to a shareholder at a shared address to which a single copy of this Consent Statement was delivered. Requests for additional copies of this Consent Statement, requests that in the future separate communications be sent to shareholders who share an address, and requests that in the future a single communication be sent to shareholders who share an address should be made by contacting Harkins Kovler at:
Harkins Kovler, LLC
3 Columbus Circle, 15th Floor
New York, New York 10019
Telephone: +1 (212) 468-5380
Toll-Free: +1 (800) 257-3995
Email: SaveTESSCO@harkinskovler.com
FAX: +1 (212) 468-5381
Costs of this solicitation are currently estimated to be approximately $830,500. Mr. Barnhill estimates that through the date hereof his expense in connection with this solicitation are approximately $353,000. If successful, Mr. Barnhill may seek reimbursement for the costs of this Consent Solicitation, which includes expenditures for attorneys, advisors, printing, advertising, postage and related expenses and fees, from the Company. The Board, including any Nominees who are elected, would be required to evaluate the requested reimbursement consistent with their fiduciary duties to the Company and its shareholders and determine whether to grant such reimbursement. We do not expect that the Board will submit the request for reimbursement to a vote of the Company’s shareholders.
Mr. Barnhill has retained Harkins Kovler to provide solicitation and advisory services in connection with this solicitation of consents. Mr. Barnhill will pay Harkins Kovler a fee estimated not to exceed $250,000 and has agreed to reimburse Harkins Kovler for certain out-of-pocket expenses and to indemnify Harkins Kovler against certain liabilities and expenses, including reasonable legal fees and related changes. Harkins Kovler will solicit consents from individuals, brokers, banks, bank nominees and other institutional holders. Approximately 25 persons will be used by Harkins Kovler in its solicitation efforts.
FUTURE SHAREHOLDER PROPOSALS
The following description of the requirements for submitting shareholder proposals and nominating directors for the Company’s 2021 annual meeting of shareholders is reprinted from the Company’s definitive proxy statement filed with the SEC on June 12, 2020:
Shareholder Proposals for the 2021 Annual Meeting
Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in our 2021 proxy statement. These shareholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices, in care of our Corporate Secretary, at the address set forth on the first page of this Proxy Statement. Failure to deliver a proposal in accordance with this procedure may result in the proposal not being deemed timely received. We must receive all submissions no later than the close of business on February 12, 2021, unless the date of our annual meeting in 2021 is changed by more than thirty days from the date of our 2020 Annual Meeting.
In addition, under our bylaws, any shareholder who intends to nominate a candidate for election to our Board, or to propose business, at an annual meeting must give notice to our Corporate Secretary, at the address set forth on the first page of this proxy statement, no less than 120 days prior to the anniversary of the date of the mailing of the prior year proxy statement (or 90 days in the case of a shareholder notice of business to be brought before the meeting but not sought to be included in the Company’s proxy statement) unless the date of the meeting is changed by more than thirty (30) days from the date of the prior year’s annual meeting, in which case, to be timely, notice must be delivered no less than ninety (90) days prior to the newly announced date that the Company will mail its proxy statement. Our bylaws also specify information regarding the business to be brought before the meeting and the shareholder proposing such business, and information regarding the nominee, that must be provided in or together with the notice in order for it to be considered properly given. Accordingly, if a shareholder intends to nominate a director for election at the 2020 Annual Meeting, or if a shareholder desires to bring business before the 2020 Annual Meeting which is also to be included in our proxy statement for that meeting, notice from the shareholder so providing must be received by the Corporate Secretary at the address set forth on the first page of this Proxy Statement by no later than February 12, 2021, unless the date of the meeting is changed by more than thirty (30) days from the date of the 2020 Annual Meeting. We will not entertain any nominations or business at an Annual Meeting that do not meet the requirements set forth in our bylaws. We also reserve the right to omit from our proxy statement any shareholder proposal or business that we are not required to include under the Exchange Act, including Rule 14a-8, or otherwise. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such matter or nomination.
OTHER INFORMATION
Please see Annex B for information regarding the ownership of securities of the Company by certain beneficial owners and Company management. The mailing address of the principal executive offices of the Company is TESSCO Technologies, Incorporated, 11126 McCormick Road, Hunt Valley, Maryland 21031. Except as otherwise noted herein, the information in this Consent Statement concerning the Company has been taken from or is based upon documents and records on file with the SEC and other publicly available information. Although Mr. Barnhill does not have any knowledge indicating that any statement contained herein is untrue, we do not take responsibility, except to the extent imposed by law, for the accuracy or completeness of statements taken from public documents and records that were not prepared by or on behalf of Mr. Barnhill or any of the other Participants, or for any failure of the Company to disclose events that may affect the significance or accuracy of such information.
We urge you to carefully consider the information contained in the Consent Statement and then support our efforts by signing, dating and returning the enclosed WHITE consent card today.
Thank you for your support.

ANNEX A
The following table indicates the date of each purchase and sale of securities of the Company by Mr. Barnhill within the past two years, and the number of securities in each such purchase or sale:
Security	Date	Number of Shares	Acquisition or Disposition(1)
Restricted Stock Units	05/15/2020	3,000	Acquisition
Common Stock	05/15/2020	9,403	Acquisition(2)
Common Stock	05/10/2019	750	Acquisition(3)
Restricted Stock Units	05/10/2019	3,000	Acquisition

(1)
Mr. Barnhill received all securities in connection with his service as a director of the Company.

(2)
Reflects restricted shares of stock received in lieu of director fees.

(3)
Shares received upon the vesting of RSUs. The corresponding 750 RSUs were considered disposed of on the same date.

ANNEX B
For information regarding the beneficial ownership of securities of the Company by Robert B. Barnhill, Jr., as of the date of this Consent Statement, please see the section titled “Certain Information Regarding the Participants” in this Consent Statement.
The following is reprinted from the Company’s definitive proxy statement filed with the Securities and Exchange Commission on June 12, 2020:
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of common stock of the Company, as of May 28, 2020, by (i) all shareholders known by the Company to beneficially own more than five percent of our common stock, (ii) each of our current directors and director nominee, (iii) all individuals serving as our Chief Executive Officer and Chief Financial Officer during fiscal year 2020 and our other three most highly compensated executive officers at 2020 fiscal year end (collectively, the “named executive officers” or “NEOs”), and (iv) all directors and executive officers as a group. Percentage of beneficial ownership is based on 8,641,700 shares of common stock outstanding on May 28, 2020. The amounts and percentage of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Directors, Director Nominee and Named Executive Officers(1):
Robert B. Barnhill, Jr.(2)	1,636,423	18.9%
Jay G. Baitler(3)	36,290	*
John D. Beletic(3)	68,010	*
Paul J. Gaffney(3)	18,403	*
Benn R. Konsynski, Ph.D.(3)	164,545	1.8%
Dennis J. Shaughnessy(3)	48,807	*
Morton F. Zifferer, Jr.(3)	93,247	*
Stephanie Dismore	—	*
Joseph M. Cawley, Jr.(8)	23,469	*
Sandip Mukerjee	512	*
Douglas A. Rein(8)	124,609	1.4%
Elizabeth S. Robinson(8)	53,867	*
Aric M. Spitulnik(8)	80,639	*
Murray Wright(8)	243,136	*
All Current Directors and Executive Officers as a group (14 persons)	2,591,957	30.0%
Five Percent Shareholders:
Dimensional Fund Advisors(4)	636,862	7.5%
Lakeview Investment Group.(5)	697,324	8.2%
The Capital Management Corporations(6)	932,405	11.4%
Renaissance Technologies, LLC(7)	487,400	5.7%

*
Less than 1% of the outstanding common stock.

(1)
Unless otherwise noted, each person exercises sole (or shares with a spouse or other immediate family member) voting and dispositive power as to the shares reported. The address for all current directors, the director nominee and NEOs is c/o TESSCO Technologies, Incorporated, 11126 McCormick Road, Hunt Valley, Maryland 21031.

(2)
Includes 316,500 shares held by Mr. Barnhill’s spouse and children and 26,500 shares held by a private charitable foundation of which Mr. Barnhill and his spouse are the sole directors. Mr. Barnhill disclaims beneficial ownership over the shares held by the foundation. Also includes 9,403 shares of Restricted Stock issued in lieu of certain director fees for fiscal year 2021, in respect of which (or part of which) the risk of forfeiture will lapse on July 1, 2021, or earlier upon the occurrence of certain events.

(3)
Includes for each 9,403 shares of Restricted Stock issued in lieu of certain director fees for fiscal year 2021, in respect of which (or part of which) the risk of forfeiture will lapse on July 1, 2021, or earlier upon the occurrence of certain events.

(4)
Derived from Schedule 13G/A filed by Dimensional Fund Advisors LP on February 12, 2020, and which reports information as of December 31, 2019. Dimensional’s address is Palisades West, Building One, 3600 Bee Cave Road, Austin, Texas 78746.

(5)
Derived from Schedule 13D filed by Lakeview Investment Group & Trading Company, LLC. On May 29, 2020, indicating May 26, 2020 as the date of event requiring filing. Lakeview’s address is 444 West Lake #1900, Chicago, Illinois 60606.

(6)
Derived from Schedule 13G/A filed by The Capital Management Corporation on March 10, 2020, which reports information as of December 31, 2019. The Capital Management Corporation’s address is 4101 Cox Road, Suite 110, Glen Allen, VA 23060.

(7)
Derived from Schedule 13G filed by Renaissance Technologies, LLC on February 13, 2020, which reports information as of December 31, 2019. Renaissance’s address is 800 Third Avenue, New York, New York 10022.

(8)
Includes shares issuable upon the exercise of stock option award exercisable within 60 days at exercise prices ranging from $12.05 to $22.64 per share. For Mr. Cawley, 16,458 shares, for Mr. Rein, 51,792 shares, for Ms. Robinson, 42,958 shares, for Mr. Spitulnik, 55,208 shares and for Mr. Wright, 223,958 shares.

ANNEX C
FORM OF CONSENT CARD
WHITE CONSENT CARD
CONSENT OF SHAREHOLDERS OF TESSCO TECHNOLOGIES INCORPORATED
TO ACTION WITHOUT A MEETING
THIS CONSENT IS SOLICITED BY ROBERT B. BARNHILL, JR., THE NOMINEES NAMED BELOW AND THE OTHER PARTICIPANTS (AS DEFINED IN THE CONSENT STATEMENT FILED ON SCHEDULE 14A) AND NOT ON BEHALF OF THE COMPANY OR THE BOARD OF DIRECTORS OF THE COMPANY.
Unless otherwise indicated below, the undersigned, a shareholder of record of TESSCO Technologies Incorporated (the “Company”) as of October 13, 2020 (the “Record Date”), hereby consents, pursuant to Section 228 of the General Corporation Law of the State of Delaware with respect to all shares of common stock of the Company, par value $0.01 per share (the “Shares”), held by the undersigned to the taking of the following actions without a meeting of the shareholders of the Company:
IF NO BOX IS MARKED FOR A PROPOSAL, THE UNDERSIGNED WILL BE DEEMED TO CONSENT TO SUCH PROPOSAL, EXCEPT THAT THE UNDERSIGNED WILL NOT BE DEEMED TO CONSENT TO THE ELECTION OF ANY DIRECTOR WHOSE NAME IS WRITTEN IN THE SPACE PROVIDED. THE BARNHILL PARTICIPANTS RECOMMEND THAT YOU CONSENT TO PROPOSALS 1-4.
ABSTENTIONS WILL HAVE THE SAME LEGAL EFFECT AS WITHHOLDING CONSENT. THE FAILURE TO EXECUTE AND RETURN A CONSENT, “ABSTENTIONS” AND “WITHHOLD CONSENT” WILL HAVE THE SAME EFFECT AS REJECTING THE ACTIONS PROPOSED.
1.
Remove, without cause, the following five members of the board of directors of the Company (the “Board”) (and any other person or persons, other than those elected by this Consent Solicitation, elected, appointed or designated by the Board (or any committee thereof) to fill any vacancy or newly created directorship on or after September 25, 2020 and prior to the time that any of the actions proposed to be taken by this Consent Solicitation become effective): John D. Beletic, Jay G. Baitler, Paul J. Gaffney, Dennis J. Shaughnessy and Morton F. Zifferer (each, a “Subject Director” and collectively, the “Subject Directors”).

☐   Consent☐   Withhold☐   Abstain
INSTRUCTION: TO CONSENT, WITHHOLD CONSENT OR ABSTAIN FROM CONSENTING TO THE REMOVAL OF ALL THE SUBJECT DIRECTORS, CHECK THE APPROPRIATE BOX ABOVE. IF YOU WISH TO CONSENT TO THE REMOVAL OF CERTAIN OF THE SUBJECT DIRECTORS, BUT NOT ALL OF THEM, CHECK THE “CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WISH REMOVED IN THE SPACE PROVIDED BELOW. NOTE THAT STRIKING A SUBJECT DIRECTOR’S NAME FROM THE ABOVE PROPOSAL, WITHOUT MORE, WILL NOT BE DEEMED TO BE A WITHHELD CONSENT OR AN ABSTENTION FROM SUCH NOMINEE’S REMOVAL.

2.
Elect Emily Kellum (Kelly) Boss, J. Timothy Bryan, John W. Diercksen and Kathleen McLean (each a “Nominee” and collectively, the “Nominees”) to fill any vacancies on the Board (including any vacancy resulting from Proposal 1 and any vacancy created by the resignation of a Subject Director) and serve as directors of the Company until the next annual meeting of shareholders and until their successors are duly elected and qualify.

☐   Consent☐   Withhold☐   Abstain
INSTRUCTION: TO CONSENT, WITHHOLD CONSENT OR ABSTAIN FROM CONSENTING TO THE ELECTION OF ALL THE PERSONS NAMED IN PROPOSAL NO. 2, CHECK THE APPROPRIATE BOX ABOVE. IF YOU WISH TO CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL NO. 2, BUT NOT ALL OF THEM, CHECK THE “CONSENT BOX” ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WISH ELECTED IN THE SPACE PROVIDED BELOW. NOTE THAT STRIKING A NOMINEE’S NAME FROM THE ABOVE PROPOSAL, WITHOUT MORE, WILL NOT BE DEEMED TO BE A WITHHELD CONSENT OR AN ABSTENTION FROM SUCH NOMINEE’S ELECTION.

3.
Repeal any provision of the Sixth Amended and Restated By-Laws of the Company, as amended by the First Amendment dated July 21, 2011, the Second Amendment dated March 29, 2016 and the Third Amendment dated August 7, 2020 (the “Bylaws”), in effect immediately prior to the time this proposal becomes effective that was adopted after August 7, 2020 without the approval of shareholders.

☐   Consent☐   Withhold☐   Abstain
4.
Repeal the Third Amendment to the Bylaws by amending Section 1.2 of the Bylaws as set forth in Proposal 4 in the Consent Statement on Schedule 14A to provide that a special meeting of shareholders must be called by the Company at the request of shareholders representing 25% of the votes outstanding and entitled to vote at a special meeting of shareholders.

☐   Consent☐   Withhold☐   Abstain
IN THE ABSENCE OF WITHHOLDING OF CONSENTS OR ABSTENTION BEING INDICATED ABOVE, THE UNDERSIGNED HEREBY CONSENTS TO EACH ACTION LISTED ABOVE. WITH RESPECT TO PROPOSAL 2, IN THE EVENT THAT A VACANCY IN THE SLATE OF NOMINEES SHOULD OCCUR BECAUSE ONE OR MORE NOMINEES ARE UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, SUCH NOMINEE(S) MAY BE REPLACED BY SUBSTITUTE NOMINEE(S) SELECTED BY MR. BARNHILL.
IN ORDER FOR YOUR CONSENT TO BE VALID, IT MUST BE DATED.
Date:

Signature of Shareholder

Signature (if held jointly)

Name and Title of Representative (if applicable)

If a corporation, partnership, or other entity:

Name of Entity

Signature of Authorized Officer
IMPORTANT NOTE TO SHAREHOLDERS:
Please sign exactly as name appears hereon. If the Shares are held by joint tenants or as community property, both should sign. When signing as executor, administrator, trustee, guardian, or other representative, please give full title. If a corporation, partnership, or other business entity, please sign in full entity name by a duly authorized officer.
PLEASE SIGN, DATE, AND MAIL YOUR CONSENT PROMPTLY.